PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-95807
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.575	NYSE
Century Telephone Enterprises, Inc.	CTL	1	NYSE
Cincinnati Bell Inc.	CBB	2	NYSE
Embarq Corporation	EQ	0.8303	NYSE
FairPoint Communications, Inc.(1)	FRP	0.4104	NYSE
Level 3 Communications, Inc.	LVLT	3	NASDAQ
Qwest Communications International Inc.	Q	12.9173	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1	AMEX
Telephone and Data Systems, Inc. – Special Common Shares	TDS.S	1	AMEX
Verizon Communications Inc.(1)	VZ	21.76	NYSE
Windstream Corporation	WIN	2.0679	NYSE

(1)           As a result of the spin-off of FairPoint Communications, Inc. (NYSE ticker “FRP”) from Verizon Communications Inc. (NYSE ticker “VZ”), an underlying constituent of the Telecom HOLDRS Trust, effective April 4, 2008, FairPoint Communications, Inc. was added as an underlying constituent of the Telecom HOLDRS Trust.  For the 21.76 shares of Verizon Communications Inc. per 100 shares round lot of Telecom HOLDRS, The Bank of New York received 0.41037633344 shares of FairPoint Communications, Inc.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2008.